Exhibit 10.5

RESTRICTED STOCK UNIT AGREEMENT
(Director Equity Incentive Program)

_____________________, Amgen Inc. Grantee:

On this __ day of _______________ (the “Grant Date”), Amgen Inc., a Delaware corporation (the “Company”), pursuant to its Amgen Inc. 2009 Director Equity Incentive Program (as amended and/or restated from time to time, the “Program”) which implements the Amgen Inc. Amended and Restated 2009 Equity Incentive Plan, as amended and/or restated from time to time (the “Plan”), has granted to you, the grantee named above, _____________ restricted stock units (the “Units”) with respect to ______________ Shares on the terms and conditions set forth in this Restricted Stock Unit Agreement, including any appendix hereto (as further described in Section XIV below) containing special terms and conditions applicable to your country (collectively, this “Agreement”), and the Plan (the “Award”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Plan and/or the Program.

I.    Vesting Schedule. Subject to the terms and conditions of this Agreement and in consideration for services previously rendered by you, one hundred percent (100%) of the Units shall vest upon the Grant Date (the “Vesting Date”).

II.    Form and Timing of Settlement. Any vested Units shall be settled by the Company delivering to you a number of Shares equal to the number of Shares covered by this Award on, or as soon as practicable after, the Vesting Date (but in any event by the fifteenth day of the third month following the tax year in which the Vesting Date occurs) (the “Non-Deferred Payment Date”); provided, however, that notwithstanding anything herein to the contrary, if you timely and irrevocably elected in writing, pursuant to the Program, to defer the settlement of the vested Units subject to your Award under the Program, then any vested Units shall be settled on the applicable Deferred Payment Date that you elected pursuant to the Program (the Non-Deferred Payment Date or the Deferred Payment Date, as applicable, the “Payment Date”); provided, further, however, that no Shares shall be issued hereunder unless the Board determines that the consideration received by the Company in exchange for the issuance of Common Stock has a value not less than the par value thereof.

III.    Transferability. No benefit payable under, or interest in, this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, your or your beneficiary’s debts, contracts, liabilities or torts; provided, however, nothing in this Section III shall prevent transfer (i) by will, (ii) by applicable laws of descent and distribution or (iii) to an Alternate Payee to the extent that a QDRO so provides, as further described in the Program.

IV.    No Contract for Employment. This Agreement is not an employment or service contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or any Affiliate, or of the Company or any Affiliate to continue your employment or service with the Company or any Affiliate.

V.    Notices. Any notices provided for in this Agreement, the Program or the Plan shall be given in writing or electronically and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail or equivalent foreign postal service, postage prepaid, addressed to you at such address as is currently maintained in the Company’s records or at such other address as you hereafter designate by written notice to the Company. Such notices may be given using any automated system for the documentation of Units, such as a system using an internet website or interactive voice response, as approved by the Company.

VI.    Nature of Grant. In accepting the Units granted hereunder, you acknowledge, understand and agree that:

(a)    the Program and Plan are established voluntarily by the Company, are discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time;

Exhibit 10.5

(b)    the grant of the Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Units, or benefits in lieu of Units, even if Units have been granted repeatedly in the past;

(c)    your participation in the Program and Plan is voluntary;

(d)    all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(e)    the future value of the underlying Shares is unknown and cannot be predicted with certainty; and

(f)    the Units and the benefits under the Program and Plan, if any, will not automatically transfer to another company in the case of a merger, takeover or transfer of liability.

VII.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Program and Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Program and Plan before taking any action related to the Program and Plan.

VIII.    Data Privacy and Notice of Consent. You hereby expressly consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement for the purpose of implementing, administering and managing your participation in the Program and Plan. In order for the Company to facilitate your participation in the Program and Plan, the Company must collect and use personal data about you. In accordance with applicable laws, reasonable security measures will be implemented and maintained to protect the security of your personal data; however, you understand that absolute security cannot be guaranteed.

You authorize the transfer of your personal data to Merrill Lynch Bank & Trust Co., FSB (or any successor thereto) or any other third parties which may assist the Company (presently or in the future) with implementing, administering, and managing your participation in the Program and Plan to receive, possess, use, retain and transfer your personal data, in electronic or other form, for the purpose of implementing, administering and managing your participation in the Program and Plan, including any requisite transfer of such personal data as may be required to any other broker, escrow agent or other third party with whom the Shares issued in settlement of the Units may be deposited. You understand that such authorized recipients of your personal data may be located in countries that do not provide the same level of data privacy laws and protections as the country in which your personal data originated. Where permitted by applicable law, you may, at any time, request access or correction to, or destruction or data portability of your personal data by contacting the Company. You understand that refusal or withdrawal of consent may affect your ability to participate in the Program and Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact the Company.

IX.    Language. If you have received this Agreement or any other document related to the Program and Plan translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.

X.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Program and Plan (including this Agreement) by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Program and Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

XI.    Severability. The provisions of this Agreement are severable and if any one or more are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Exhibit 10.5

XII.    Plan and Program. This Agreement is subject to all the provisions of the Plan and Program and their provisions are hereby made a part of this Agreement, including without limitation the provisions of Section 9.5 of the Plan relating to Restricted Stock Units, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan and the Program, the provisions of the Plan and the Program shall control.

XIII.    Governing Law and Venue. The terms of this Agreement shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of laws. For purposes of litigating any dispute that arises hereunder, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation shall be conducted in the courts of the State of Delaware, or the federal courts for the United States for the federal district located in the State of Delaware, and no other courts, where this Agreement is made and/or to be performed.

XIV.    Appendix. Notwithstanding any provisions in this Agreement, Units shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Program and Plan. The Appendix constitutes part of this Agreement.

XV.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Units and on any Shares acquired under the Program and Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Program and Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

XVI.    Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other grantee.

XVII.    Dividend Equivalent Rights.    Each Unit granted hereunder shall be credited with a corresponding Dividend Equivalent right, pursuant to which, if the Company declares one or more dividends or distributions (each, a “Dividend”) on its Common Stock with a record date which occurs during the period commencing on the Grant Date through and including the day immediately preceding the day that Shares are issued to you in settlement of your Units, whether in the form of cash, Shares or other property, then on the date such Dividend is paid to the Company’s stockholders you shall be credited with an amount equal to the amount or Fair Market Value of such Dividend which would have been payable to you if you then held a number of Shares equal to the number of the Shares covered by your Units as of the record date for such Dividend. Any such Dividend Equivalents shall be credited and deemed reinvested in the Shares as of the Dividend payment date. Dividend Equivalents shall be settled by the Company on the Payment Date. Dividend Equivalents shall be settled by the Company delivering to you full Shares, unless the Board determines, at any time prior to payment and in its discretion, that they shall be settled in cash. Dividend Equivalents with respect to fractional Shares shall be settled in cash. Dividend Equivalent rights and any amounts that may become distributable in respect thereof shall be treated separately from the Units and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, “Section 409A”).

XVIII.    Section 409A. To the extent that this Award constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A, this Award shall be interpreted and operated in accordance with Section 409A. Notwithstanding any provision of this Award to the contrary, in the event that following the grant of any Units, the Board determines that this Award does or may violate any of the requirements of Section 409A, the Board may adopt such amendments to the Award or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (a) exempt the Award from the application of Section 409A and/or preserve the intended tax treatment of the benefits

Exhibit 10.5

provided with respect to the Award, or (b) comply with the requirements of Section 409A; provided, however, that this paragraph shall not create an obligation on the part of the Board to adopt any such amendment, policy or procedure or take any such other action. No payment hereunder shall be made to you during the six (6)-month period following your “separation from service” (within the meaning of Section 409A) to the extent that the Company determines that paying such amount at the time set forth herein would be a prohibited distribution under Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then within thirty (30) days following the end of such six (6)-month period (or, if earlier, your death), the Company shall pay to you (or to your estate) the cumulative amounts that would have otherwise been payable to you during such period, without interest.

XIX.    Headings. This Agreement’s section headings are for convenience only and shall not constitute a part of this Agreement or affect this Agreement’s meaning.

XX.    Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement.

Very truly yours,
AMGEN INC.

By: _____________________
Name:
Title:
Accepted and Agreed,
this ___ day of ______________, 20__.

By: __________________________
Name:

Exhibit 10.5

APPENDIX A

ADDITIONAL TERMS AND CONDITIONS OF THE
AMGEN INC. 2009 AMENDED AND RESTATED EQUITY INCENTIVE PLAN AND 2009 DIRECTOR EQUITY INCENTIVE PROGRAM, IN EACH CASE,
AS AMENDED AND/OR RESTATED
FROM TIME TO TIME

GRANT OF RESTRICTED STOCK UNITS
(NON-U.S.)

TERMS AND CONDITIONS

This Appendix includes additional terms and conditions that govern any Units granted under the Program and Plan if, under applicable law, you are a resident of, or are deemed to be a resident of one of the countries listed below.  Furthermore, the additional terms and conditions that govern any Units granted hereunder may apply to you if you relocate to one of the countries listed below. Certain capitalized terms used but not defined in this Appendix A shall have the meanings set forth in the Program, the Plan and/or the Agreement to which this Appendix is attached.

NOTIFICATIONS

This Appendix also includes notifications relating to exchange control and other issues of which you should be aware with respect to your participation in the Program and Plan. The information is based on the exchange control, securities and other laws in effect in the countries to which this Appendix refers as of October 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the notifications herein as the only source of information relating to the consequences of your participation in the Program and Plan because the information may be outdated when you vest in the Units and acquire Shares under the Program and Plan, or when you subsequently sell Shares acquired under the Program and Plan.

In addition, the notifications are general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. Finally, if you are a citizen or resident of a country other than the one in which you are currently working, the information contained herein may not be applicable to you or you may be subject to the provisions of one or more jurisdictions.

ALL NON-U.S. JURISDICTIONS

NOTIFICATIONS

Insider Trading Restrictions/Market Abuse Laws. Depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares (e.g., Units) under the Program and Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws of your country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  You are responsible for ensuring your compliance with any applicable restrictions and you should speak with your personal legal advisor on this matter.

Foreign Asset/Account Reporting Information. Your country of residence may have certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold Shares under the Plan or cash received from participating in the Program and Plan (including from any Dividends or Dividend Equivalents received, or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside of your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You are responsible for ensuring your compliance with such regulations, and you should speak with your personal legal advisor on this matter.

Appendix A-1

Exhibit 10.5

FRANCE

TERMS AND CONDITIONS

Language Consent. By accepting the grant, you confirm having read and understood the Program and Plan and Agreement which were provided in the English language. You accept the terms of those documents accordingly.

En acceptant l’attribution, vous confirmez avoir lu et compris le Program et le Plan et le Contrat, qui ont été communiqués en langue anglaise. vous acceptez les termes de ces documents en connaissance de cause.

NOTIFICATIONS

Foreign Asset/Account Reporting Information. French residents and non-residents must declare to the Customs Authorities the cash and securities they import or export without the use of a financial institution when the value of such cash or securities exceeds €10,000. French residents also must report all foreign bank and brokerage accounts on an annual basis (including accounts opened or closed during the tax year) on a specific form together with the income tax return. Failure to comply could trigger significant penalties.

SWITZERLAND

NOTIFICATIONS

Securities Law Information.  The Award is not intended to be publicly offered in or from Switzerland. Because this is a private offering in Switzerland, the Units are not subject to registration in Switzerland. Neither this document nor any other materials relating to the Units (i) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (ii) may be publicly distributed nor otherwise made publicly available in Switzerland or (iii) have been or will be filed with, approved or supervised by any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).

Appendix A-2